Exhibit 99.2

Set forth below are excerpts from the Preliminary Offering circular:

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, as presented in this offering circular, is a supplemental measure of performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). It is not a measurement of financial performance under GAAP and should not be considered as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP, (ii) an indicator of cash flow or (iii) a measure of liquidity.

We define “Adjusted EBITDA” as net income (loss) before depreciation and amortization, income tax expense (benefit), interest expense (net) and certain non-recurring or non-cash charges and as adjusted for unrealized cost reductions and acquired businesses, including unrealized cost synergies, which are more particularly defined in our credit documents and the indentures governing our notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance. Adjusted EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of BPC and therefore provides our management and investors with a more meaningful metric to assess performance over time. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA has important limitations, including that (1) Adjusted EBITDA does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges; (2) Adjusted EBITDA does not reflect cash outlays for capital expenditures or contractual commitments; (3) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital; (4) Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness; (5) Adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes; (6) Adjusted EBITDA excludes depreciation and amortization and, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; (7) Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (8) Adjusted EBITDA may be calculated differently by other companies, including other companies in our industry, limiting its usefulness as a comparative measure.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner from non-GAAP liquidity measures;

•	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to occur; and

•	presentation of non-GAAP financial measures on the face of any pro forma financial information.

The non-GAAP financial measures presented in this offering circular may not comply with these rules and may be changed in or excluded from the registration statement we have agreed to file.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity, Adjusted EBITDA and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” “likely,” “will,” “would,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Therefore, actual future events or results may differ materially from these statements.

The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	our ability to satisfy all of the conditions to releasing the proceeds of this offering from escrow;

•	risks associated with our substantial indebtedness and debt service;

•	changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

•	risks related to disruptions in the overall economy and the financial markets that may adversely impact our business;

•	risks of competition, including foreign competition, in our existing and future markets;

•	performance of our business and future operating results;

•	risks related to our acquisition strategy and integration of acquired businesses, including Avintiv;

•	reliance on unpatented proprietary know-how and trade secrets;

•	general business and economic conditions, including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns;

•	increases in the cost of compliance with laws and regulations, including environmental, safety, production and product laws and regulations;

•	risks related to operations in foreign jurisdictions (including changes to applicable tax and other laws);

•	the ability of our insurance to cover fully our potential exposures;

•	risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated;

•	potential failure to realize the intended benefits of the Avintiv Transaction, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all;

•	potential disruption of current plans and operations in connection with the Avintiv Transaction (whether prior to its completion or following its completion, including in connection with the integration of Avintiv), including potential disruption of relationships with customers, suppliers or other third parties;

•	risk of catastrophic loss of one of our key manufacturing facilities, natural disasters and other unplanned business interruptions; and

•	the other factors discussed in the section of this offering circular titled “Risk Factors.”

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this offering circular under “Risk Factors” in “Annex A” and elsewhere in this offering circular, and under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference into this offering circular. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to update or publicly release any revisions to these forward-looking statements to reflect changes in underlying assumptions, new information, future events or other changes after the date of this offering circular or to reflect the occurrence of unanticipated events.

BASIS OF PRESENTATION

This offering is part of the financing for the Avintiv Transaction.

As used in this offering circular, unless otherwise noted or the context otherwise requires:

•	references to the “Issuer” are (i) prior to the BPC Assumption (as defined herein), the Escrow Issuer and (ii) thereafter, BPC;

•	references to “we,” “us,” “our,” “Berry,” and “the Company” are to Berry Plastics Group, Inc. and its subsidiaries (including Avintiv and its subsidiaries when used in a context following the Merger Effective Time);

•	references to the “Merger Effective Time” are to the effective time of the merger pursuant to which we will acquire Avintiv;

•	references to the “initial purchasers” are to the firms listed on the cover page of this offering circular;

•	references to “Avintiv” are to AVINTIV Inc., a Delaware corporation;

•	references to “Avintiv Specialty Materials” are to AVINTIV Specialty Materials, Inc., a Delaware corporation and a wholly owned subsidiary of Avintiv;

•	references to the “Avintiv Transaction” are to the acquisition of directly or indirectly all of the equity of Avintiv;

•	references to “Dounor” are to Dounor SAS, a French manufacturer of materials used in hygiene, healthcare and industrial applications;

•	references to “Fiberweb” are to Fiberweb Limited (formerly known as Fiberweb plc);

•	references to “Providência” are to Companhia Providência Indústria e Comércio, a Brazilian corporation (sociedade anônima);

•	references to the “Providência Tender Offer” are to the mandatory tender offer commenced by a wholly owned subsidiary of Avintiv pursuant to Brazilian law to acquire the remaining approximately 28.75% of the outstanding capital stock of Providência that is currently held by minority shareholders;

•	references to “Nonwovens Industry” are to the information publicly available at http://www.nonwovens-industry.com, a website dedicated to the worldwide business of nonwovens;

•	references to our market positions or rank, are except as otherwise indicated, based on pro forma net sales of Berry or Avintiv, as the case may be;

•	references to the “Issue Date” are to the issue date of the Notes offered hereby;

•	references to the “Transactions” are to the completion of the Avintiv Transaction, the Financings, and the payment of related fees and expenses;

•	references to the Financings are to this offering of Notes, the Incremental Term Loan, and the use of proceeds therefrom;

•	references to “pro forma” give pro forma effect to the Transactions, as of or for the period indicated; and

•	references to “LTM” are to the four quarterly periods ended on the date indicated.

In connection with, and concurrently with the consummation of, the Avintiv Transaction, we expect to obtain $2.1 billion of commitments for a secured, first-lien incremental term loan (the “Incremental Term Loan”). We expect to use the net proceeds of this offering, together with the net proceeds of the Incremental Term Loan, to fund a portion of the cash consideration due in respect of the Avintiv Transaction, to repay certain existing debt of Avintiv and its subsidiaries, to pay related fees and expenses and, to the extent not used for such purposes, for general corporate purposes. The Incremental Term Loan will rank pari passu in right of payment to BPC’s existing term loans, will be secured by the same collateral that secures BPC’s existing term loans and revolving credit facility on a pari passu basis and will be guaranteed by the same guarantors that guarantee BPC’s existing term loans. See “Description of Other Indebtedness—Incremental Term Loan.”

Unless otherwise indicated, the information presented in this offering circular does not give pro forma effect to the Avintiv Transaction or the Transactions.

The Avintiv Transaction

Berry expects the Avintiv Transaction to be completed on or about October 1, 2015, subject to the terms and conditions of the Merger Agreement. However, there can be no assurance as to such timing.

In connection with the Avintiv Transaction and concurrently with the completion of this offering of Notes, we expect to borrow $2.1 billion from an Incremental Term Loan.

Recent Development

On September 2, 2015, BPC entered into an interest rate swap agreement in order to hedge the interest rate variability of a portion of its variable rate term loan debt. Under the interest rate swap agreement, which has a notional amount of $1.0 billion, BPC has agreed to pay a fixed interest rate of 1.7185% for the period beginning December 31, 2015 and continuing through June 30, 2019, in exchange for receiving floating payments based on three-month LIBOR on the same $1.0 billion notional amount for the same period.

Sources and Uses

The table below sets forth the estimated sources and uses of funds in connection with the Transactions ($ in millions). Actual amounts may vary from the estimated amounts shown below depending on several factors, including, among others, the actual size of this offering, fluctuations in cash on hand, exchange rates and actual fees and expenses.

Sources	Amount	Uses	Amount
Incremental Term Loan(1)	$2,100	Avintiv Transaction(2)	$2,450
Notes offered hereby	400	Estimated fees and expenses(3)	50

Total sources	$2,500	Total uses	$2,500

(1)	We expect to incur $2.1 billion from an Incremental Term Loan in connection with the completion of the Avintiv Transaction. The Incremental Term Loan will rank pari passu in right of payment with all of our other senior indebtedness and will be secured on a ratable basis with BPC’s existing term loans. The terms of the Incremental Term Loan, other than interest rates, amortization and maturity, are substantially identical to those of the existing term loans. See “Capitalization” and “Description of Other Indebtedness and Certain Financing Obligations.”
(2)	Represents the $2.45 billion purchase price for the Avintiv Transaction. The purchase price is subject to certain adjustments for working capital and capital expenditures, cash, the amount of Avintiv’s funded indebtedness, transaction expenses incurred by Avintiv, the value of the shares of capital stock of Providência that are not owned by Avintiv and the amount necessary to cancel and terminate Avintiv options, stock appreciation rights and restricted stock units.
(3)	Includes fees and expenses related to the Transactions, including fees, expenses and original issue discount incurred in connection with this offering.

Risk Factors

You should carefully consider the information set forth under the caption “Risk Factors” before deciding to invest in the Notes.

Summary Berry Historical and Unaudited Pro Forma Financial Information

The following table sets forth certain historical and pro forma financial information for Berry. Our fiscal year is the 52/53 week period ending generally on the Saturday closest to September 30. The summary Berry historical financial information for the fiscal years ended September 27, 2014, September 28, 2013 and September 29, 2012 has been derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this offering circular.

The summary Berry historical financial information as of and for the three quarterly periods ended June 27, 2015 and June 28, 2014 is derived from our unaudited financial statements incorporated by reference in this offering circular. The summary Berry historical financial information as of and for the fiscal year ended September 27, 2014 is derived from our audited and unaudited financial statements incorporated by reference in this offering circular. The following table also includes summary unaudited financial information as of and for the last four quarterly periods ended June 27, 2015. The summary Berry historical financial information set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes incorporated by reference elsewhere in this offering circular.

The following table also includes summary unaudited pro forma financial information as of and for the last twelve months ended June 27, 2015. The summary unaudited pro forma financial information has been derived from the pro forma financial information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information,” which has been prepared to give pro forma effect to the Avintiv Transaction and the related financings. The summary unaudited pro forma condensed consolidated statement of operations data gives effect to the Avintiv Transaction and the related financings as if they had occurred on the first day of the four quarterly periods ended June 27, 2015. The summary unaudited pro forma condensed consolidated balance sheet data as of June 27, 2015 gives effect to the Avintiv Transaction and the related financings as if they had occurred on June 27, 2015.

The Avintiv Transaction will be accounted for using the purchase method of accounting. The purchase accounting allocations in the Avintiv Transaction will be finalized at a later date and will depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Avintiv Transaction. Final valuation adjustments will include allocations of the purchase price, which may differ significantly from the adjustments set forth in the pro forma balances presented.

As a result of the Avintiv Transaction, Avintiv will be a wholly owned subsidiary of BPC with assets, liabilities and an equity structure that will not be comparable to historical periods.

The summary unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what our results of operations and financial condition would have been had the Avintiv Transaction and the related financings actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date. Berry or Avintiv may have performed differently had they been combined during the periods presented. The following financial information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements incorporated by reference elsewhere in this offering circular.

	Unaudited		Audited			Unaudited
	Three Quarterly Periods ended		Fiscal Year Ended			LTM June 27, 2015	Pro Forma LTM June 27, 2015
($ in millions)	June 27, 2015	June 28, 2014	September 27, 2014	September 28, 2013	September 29, 2012
Statement of Operations Data:
Net sales	$3,685	$3,648	$4,958	$4,647	$4,766	$4,995	$6,911

Cost of sales	3,037	3,076	4,190	3,835	3,984	4,151	5,678
Operating expenses	347	349	452	426	457	450	801

Operating income	301	223	316	386	325	394	432
Debt extinguishment	94	35	35	64	—	94	112
Other expenses (income), net	2	(3)	(7)	(7)	(7)	(2)	81
Interest expense, net	152	168	221	244	328	205	325

Income before income taxes	53	23	67	85	4	97	(86)
Income tax expense (benefit)	15	(10)	4	28	2	29	(20)
Net income attributed to non-controlling interests	—	—	1	—	—	1	—

Consolidated net income (loss)	$38	$33	$62	$57	$2	$67	(66)

Balance Sheet Data (at period end):
Working capital(1)	$634	$654	$665	$653	$587	$634	$774
Total assets	5,011	5,419	5,268	5,135	5,106	5,011	8,063
Long-term debt, including current portion	3,708	3,955	3,918	3,946	4,471	3,708	6,229
Stockholders’ equity	(87)	(130)	(114)	(196)	(475)	(87)	(87)
Other Financial Data:
Capital expenditures, net	$106	$167	$196	$221	$200	$135	$213
Depreciation and amortization	263	261	358	341	355	360	534

(1)	Represents total current assets less total current liabilities.

	Audited			Unaudited
	Fiscal Year ended			LTM June 27, 2015	Pro Forma LTM June 27, 2015
($ in millions)	September 27, 2014	September 28, 2013	September 29, 2012
Adjustments to reconcile Operating Income to Adjusted EBITDA:
Adjusted EBITDA	$830	$790	$803	$830	$1,185
Depreciation and amortization	(358)	(341)	(355)	(360)	(534)
Business optimization and other expense(1)	(81)	(34)	(60)	(54)	(95)
Restructuring and impairment(2)	(30)	(14)	(31)	(13)	(23)
Pro forma acquisitions	(18)	(2)	(6)	—	(17)
Unrealized cost savings(3)	(27)	(13)	(26)	(9)	(34)
Pro forma Avintiv cost synergies(3)	—	—	—	—	(50)

Operating Income	$316	$386	$325	$394	$432

(1)	Business optimization expenses consist of expenses related to transaction and merger costs associated with the acquisitions, mergers, plant rationalizations, and miscellaneous product launches and other one-time costs.
(2)	Restructuring and impairment charges relate to decisions to shut down various manufacturing facilities. The costs consist of severance and termination benefits, facility exit costs, non-cash impairment charges and other costs.
(3)	Represents process improvements, plant network optimization, procurement and selling general and administrative cost savings associated with the acquisitions and mergers and cost reduction programs for entire company. See “Risk Factors—Risks related to the Avintiv Transaction—We may be unable to realize the anticipated cost synergies or may incur additional and/or unexpected costs in order to realize them.”

Summary Historical Consolidated Financial Information of Avintiv

The following table sets forth certain historical financial information for Avintiv. The following summary historical condensed financial information and other data set forth below should be read in conjunction with “Annex A,” “Summary—The Avintiv Transaction,” “Basis of Presentation,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the historical financial statements of Avintiv, including the related notes, included elsewhere in this offering circular.

The summary historical financial information presented below as of December 31, 2014 and December 28, 2013 and for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012 has been derived from Avintiv’s audited consolidated financial statements included elsewhere in this offering circular. The summary historical financial information presented below is not necessarily indicative of the results to be expected for any future period. The summary historical financial information and other data presented below as of June 30, 2015 and for the six month periods ended June 30, 2015 and June 30, 2014 have been derived from Avintiv’s unaudited consolidated financial statements included elsewhere in this offering circular. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015. The following table also includes summary unaudited financial information as of and for the last twelve months ended June 30, 2015. The summary unaudited financial information has been derived from Avintiv’s audited and unaudited consolidated financial statements included elsewhere in this offering circular.

	Unaudited		Audited			Unaudited
	Six Months Ended June 30,		Fiscal Year Ended			LTM June 30, 2015
(in thousands, except for per share data)	2015	2014	December 31, 2014	December 28, 2013	December 29, 2012
Statement of Operations Data:
Net sales	$919	$863	$1,860	$1,215	$1,155	$1,916
Cost of goods sold	708	702	1,527	1,019	958	1,533
Selling, general and administrative expenses	131	120	254	153	141	265
Special charges, net	13	33	59	33	19	39
Other operating, net	(1)	5	2	3	—	(4)

Operating income (loss)	68	3	18	7	37	83
Other income (expense):
Interest expense	54	38	96	56	50	112
Debt modification and extinguishment costs	13	11	16	3	—	18
Foreign currency and other, net	41	(15)	27	9	5	83
Income (loss) before income taxes	(40)	(31)	(121)	(61)	(18)	(130)

Income tax provision (benefit)	8	—	(2)	(36)	8	6

Net income (loss)	(48)	(31)	(119)	(25)	(26)	(136)
Less: Earnings attributable to non-controlling interest and redeemable non-controlling interest	1	(2)	(4)	—	—	(1)
Net income (loss) attributable to Avintiv Inc.	$(49)	$(29)	$(115)	$(25)	$(26)	$(135)

Balance Sheet Data:
Operating working capital(1)	$129	$117	$100	$43	$30	$129
Total assets	$1,991	$2,203	$2,035	$1,465	$1,022	$1,991
Short-term borrowings and long-term debt, including current portion	$1,556	$1,499	$1,483	$897	$600	$1,556
Total Avintiv Inc. shareholders’ equity	$(86)	$114	$(24)	$159	$139	$(86)
Other Financial Data:
Depreciation and Amortization	59	49	112	71	64	122
Total capital expenditures	29	34	83	55	52	78

(1)	Operating working capital is defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities.

	Fiscal Year ended			LTM June 30, 2015
	December 31, 2014	December 28, 2013	December 29, 2012
Adjustments to reconcile Operating Income to Adjusted EBITDA:
Adjusted EBITDA	$260	$210	$130	$305
Depreciation and amortization	(112)	(71)	(64)	(122)
Business optimization and other expense(1)	(72)	(47)	(14)	(48)
Restructuring and impairment(2)	(17)	(11)	(15)	(10)
Pro forma acquisitions	(13)	(38)	—	(17)
Unrealized cost savings(3)	(28)	(36)	—	(25)

Operating Income	$18	$7	$37	$83

(1)	Reflects costs incurred to improve IT and accounting functions, costs associated with establishing new facilities, management fees paid to sponsors by Avintiv, and certain other expenses.
(2)	Restructuring and impairment charges relate to decisions to shut down various manufacturing facilities. The costs consist of severance and termination benefits, facility exit costs, non-cash impairment charges and other costs.
(3)	Represents process improvements, plant network optimization, procurement and selling general and administrative cost savings associated with the acquisitions and mergers and cost reduction programs for entire company.

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the risk factors described below as well as the risk factors described in Berry’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014 and any risk factors set forth in the documents that are incorporated in this offering circular. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this offering circular, including our financial statements and the related notes. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows. The risk and uncertainties we face are not limited to those described in these documents. Additional risks and uncertainties that we are unaware of or that we believe are less significant those set forth in the risk factors described in these documents at the time of the applicable document could also materially adversely affect our business, financial condition, results of operations or cash flows and/or the value of your investment. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Disclosure Regarding Forward-Looking Statements.”

Risks Related to the Avintiv Transaction

Our acquisitions, including the pending Avintiv Transaction, may not achieve their intended results, including anticipated cost savings.

Although we will complete the Avintiv Transaction with the expectation that the transaction will result in various benefits, including cost savings and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize any of these benefits. Achieving the anticipated benefits of an acquisition, including cost savings, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend. The integration may be subject to delays or changed circumstances, and we can give no assurance that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of acquisitions will materialize. In addition, we expect to incur additional costs and charges in connection with integrating the acquired businesses, including severance payments and other restructuring and transitional charges. Additional unanticipated costs, expenses, liabilities, competitive responses, or loss of customer and supplier relationships may also arise during the integration process. The integration of acquired businesses, including the Avintiv businesses, may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration and restructuring process could have an adverse effect on our profit margins, results of operations and financial condition.

The Avintiv Transaction exposes us to additional risks and uncertainties with respect to the acquired businesses and their operations.

We expect that the Avintiv Transaction will rebalance our business mix to a greater percentage of international operations. The acquired businesses will generally be subject to risks similar to those that we are subject to in our existing international businesses, including the risks of compliance with applicable export controls, sanctions, and anti-corruption laws and regulations. In addition, we will be subject to increased foreign currency exchange rate risk and the potential inability to repatriate cash from foreign operations because a greater portion of our cash flows will be generated by our international businesses. In addition, regulatory requirements, political and/or competitive conditions associated with aspects of the acquired businesses may differ from those of our existing business, which may increase our costs.

Following the Avintiv Transaction, Providência may have minority shareholders, who may interfere with our business plans and adversely affect our business strategy, or our future operating performance, financial condition, cash flows or results of operations.

Following the completion of the Avintiv Transaction, we will indirectly own approximately 71.25% of the outstanding capital stock of Providência, and other shareholders unrelated to us own approximately the remaining 28.75%, except to the extent Avintiv purchases additional shares of Providência in the Providência Tender Offer or otherwise. While Avintiv is required under Brazilian law to conduct the Providência Tender Offer, certain minority shareholders may choose not to participate and/or we may incur additional costs in connection with the acquisition of the minority shareholders’ shares. In the event we own less than 100% of Providência, any such minority shareholders may have interests that are contrary to our business plans with respect to Providência, which may include de-listing of Providência’s common stock. In addition, minority shareholders may seek to assert certain rights that they may purport to have under Brazilian law. If we are not able to implement our business plan with respect to Providência, we may incur additional costs. In addition, it could also adversely affect our business strategy, or our future operating performance, financial condition, cash flows or results of operations.

We may not receive dividends from Providência.

According to the bylaws of Providência, the company must pay to its shareholders at least 25% of its annual net income as dividends, calculated and adjusted pursuant to Brazilian Law No. 6,404 of December 15, 1976, as amended. Providência’s net income may be used to absorb losses or otherwise retained as allowed by Brazilian law, and may not be available to be paid as dividends. In addition, Providência is allowed to suspend the mandatory distribution of dividends in any particular fiscal year if its Board of Directors decides and informs its shareholders that such distribution would negatively impact its financial condition. While we will indirectly own approximately 71.25% of the outstanding capital stock of Providência following the completion of the Avintiv Transaction unless Avintiv acquires additional shares of Providência prior thereto, 20% of the board of directors of Providência will be independent from us, pursuant to applicable Brazilian law.

We may be unable to obtain the regulatory approvals required to complete the Avintiv Transaction or, in order to obtain such approvals, we may have to take actions that could have an adverse effect on our operations.

Consummation of the Avintiv Transaction is subject to customary mutual closing conditions, including (i) the absence of any law or order prohibiting the transactions and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and specified foreign competition laws. In addition, each party’s obligation to consummate the transactions is subject to certain other conditions, including, without limitation, (w) the accuracy of the other party’s representations and warranties (subject to customary materiality and material adverse effect qualifiers) and (x) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers). The Merger Agreement contains certain termination rights for both Berry and Avintiv, including, among others, if the transaction is not consummated on or before February 1, 2016, subject to a one month extension in connection with obtaining regulatory approval. There can be no assurance that we will obtain all the required regulatory approvals within the timeframe necessary to consummate the Avintiv Transaction. In addition, as a condition to granting their approval, certain regulatory authorities may require us to agree to concessions or undertakings (including the divestiture of assets or businesses or the termination of relationships or contractual obligations) that could have an adverse effect on our business or that of the combined company following the Avintiv Transaction. See ‘‘Summary—The Avintiv Transaction.’’

We may be unable to realize the anticipated cost synergies or may incur additional and/or unexpected costs in order to realize them.

There can be no assurance that we will be able to realize the anticipated cost synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all. We plan to implement a series of cost savings initiatives at the combined company that, as described above under “Summary—The Avintiv Transaction” and “Summary—Berry Historical and Unaudited Pro Forma Financial Information,” we expect to result in annual cost synergies. We expect to incur one-time, non-recurring costs to achieve such cost synergies. These or any other costs or synergies that we realize may differ materially from our estimates. We cannot provide assurances that these anticipated cost synergies will be achieved or that our programs and improvements will be completed as anticipated or at all. In addition, any cost synergies that we realize may be offset, in whole or in part, by reductions in revenues or through increases in other expenses.

Neither our independent auditors nor any other independent auditors, have examined, compiled or performed any procedures with respect to these cost synergies, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. Assumptions relating to these cost synergies involve subjective decisions and judgments. Although our management believes these estimates and assumptions to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the Adjusted EBITDA metric described herein will prove to be accurate or that the objectives and plans expressed will be achieved. The internal financial projections used to calculate anticipated cost synergies also do not take into account any circumstances or events occurring after the date on which they were prepared. These internal financial projections reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections.

Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected. We undertake no obligation to update or otherwise revise or reconcile these internal financial projections whether as a result of new information, future events or otherwise.

The Avintiv Transaction could adversely affect the business and operations of Berry and Avintiv.

In connection with the Avintiv Transaction, some customers of each of Berry and Avintiv may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenue, earnings and cash flows of Berry and Avintiv, regardless of whether the Avintiv Transaction is consummated. Similarly, current and prospective employees of Berry and Avintiv may experience uncertainty about their future roles with the combined company following the Avintiv Transaction. This uncertainty may adversely affect our ability to attract and retain current and prospective key management, sales, marketing and technical personnel.

Because a significant number of Avintiv employees are represented by labor unions or trade councils and work under collective bargaining agreements, any employee slowdown or strikes or the failure to renew collective bargaining agreements could disrupt our business following the Avintiv Transaction.

As of December 31, 2014, approximately 49% of Avintiv’s employees were represented by labor unions or trade councils and worked under collective bargaining agreements. We may not be able to maintain constructive relationships with these labor unions or trade councils. We may not be able to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. The loss of a substantial number of these employees or a prolonged labor dispute could disrupt our business following the Avintiv Transaction. Any such disruption could reduce our revenues, increase our costs and result in significant losses following the Avintiv Transaction.

We may not be able to successfully manage the Avintiv integration and it may disrupt our current plans and operations.

Our business may be negatively affected following the Avintiv Transaction if we are unable to effectively manage our expanded operations and there can be no assurance that we will be able to successfully integrate the businesses of BPC and Avintiv. Integration planning prior to the Avintiv Transaction and the implementation of our integration plans following the Avintiv Transaction will require significant time and focus from management and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Avintiv Transaction could disrupt current plans and operations, which could delay the achievement of our strategic objectives. The integration of Avintiv may be made more difficult by our and Avintiv’s respective efforts to continue to integrate other recent acquisitions, including Avintiv’s acquisitions of Providência, Fiberweb, and Dounor. The difficulties and risks associated with the integration of Avintiv include, among other things:

•	the possibility that we will fail to implement our business plans for the combined company, including as a result of legislation or regulation that affects the timing or costs associated with the operations of the combined company or our integration plan;

•	the possibility of unanticipated delays, costs or inefficiencies associated with the integration of Avintiv’s operations with our own;

•	possible inconsistencies in the technologies, standards, controls, procedures, policies and compensation structures of the two companies;

•	difficulties in conforming the two companies, accounting, books and records;

•	limitations prior to the consummation of the acquisition on our ability to work with Avintiv management to develop an integration plan;

•	the increased scope and complexity of our operations;

•	the potential loss of key employees and the costs associated with our efforts to retain key employees;

•	provisions in our and Avintiv’s contracts with third parties that may limit our flexibility to take certain actions;

•	risks and limitations on our ability to consolidate the corporate and administrative infrastructures of the two companies; and

•	unanticipated costs and expenses associated with undisclosed or potential liabilities.

As a result of these and other difficulties and risks, we may not accomplish the integration of the two companies smoothly, successfully or within our budgetary expectations or anticipated timeframes. Accordingly, we may fail to realize some or all of the anticipated benefits of the Avintiv Transaction.

If we fail to maintain effective internal control over financial reporting at a reasonable assurance level following the Avintiv Transaction, we may not be able to accurately report our financial results, and may be required to restate previously published financial information which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

We are required to assess the effectiveness of our internal control over financial reporting annually, as required by Section 404 of the Sarbanes-Oxley Act. Even though, as of September 27, 2014, we concluded that our internal control over financial reporting was effective, we need to maintain our processes and systems and adapt them as our business grows and changes. This continuous process of maintaining and adapting our internal controls and complying with Section 404 is expensive, time-consuming and requires significant management attention. As we grow our business or acquire other businesses, including Avintiv, our internal controls may become more complex and we may require significantly more resources to ensure they remain effective. Avintiv is not currently subject to the requirement to obtain an attestation report from its independent registered public accounting firm on its management evaluation of the effectiveness of its internal control over financial reporting.

Avintiv recently identified an error in the accounting for non-controlling interest in the financial statements of its subsidiary, AVINTIV Specialty Materials, for the unaudited interim periods ended June 28, 2014 and September 27, 2014 relating to its acquisition of Providência, which resulted in the restatement of certain Avintiv Specialty Materials’ consolidated financial statements for such periods. In addition, in the past Avintiv has identified and remediated material weaknesses and other deficiencies in its internal control over financial reporting. As a result of the restatement, Avintiv concluded that it had a material weakness in internal controls over financial reporting. Remediation of a material weakness could require us to incur significant expense and if we fail to remedy any material weakness, our financial statements may be inaccurate, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, the trading price of our ordinary shares may decline, and we may be subject to sanctions or investigation by regulatory authorities, including the Securities and Exchange Commission. We may also be required to restate our financial statements from prior periods. We could also experience unanticipated additional operating costs in implementing and managing effective internal controls over financing reporting at Avintiv facilities and operations, which could adversely affect our financial performance.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Berry as of and for the four quarterly periods ended June 27, 2015, the three quarterly periods ended June 27, 2015 and June 28, 2014 and for fiscal 2014 and have been derived by application of pro forma adjustments to our audited and unaudited historical consolidated financial statements incorporated by reference in this offering circular.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Avintiv Transaction as if it had occurred on June 27, 2015.

The unaudited pro forma condensed consolidated statements of operations give effect to the Transactions as if they had occurred on the first day of the applicable period. The results of the Providência and Dounor acquisitions have been included in Avintiv’s operations since June 11, 2014 and April 17, 2015, respectively. However, no pro forma adjustments have been made with respect to their operations prior to the date of acquisition by Avintiv as these acquisitions were not considered significant to Berry under Regulation S-X.

The unaudited pro forma condensed consolidated financial information includes adjustments directly attributable to the Transactions that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The Avintiv Transaction will be accounted for using the purchase method of accounting. The purchase accounting allocations in the Avintiv Transaction will be determined at a later date and will depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Avintiv Transaction. The actual fair values of Avintiv’s assets acquired, liabilities assumed and resulting goodwill may differ significantly from the adjustments set forth in the unaudited pro forma condensed combined financials fair value analysis.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Avintiv Transaction actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors” and our and Avintiv’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and historical consolidated financial statements included elsewhere or incorporated by reference in this offering circular.

Berry Plastics Group, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 27, 2015

($ in millions)

	Berry Historical	Avintiv Historical	Pro Forma Adjustments				Pro Forma
			Transaction		Financings
Cash	$62	$187	$(2,637	)(a)	$2,450	(a)	$62
Accounts receivable, net	473	251	—		—		724
Inventory	574	150	14	(b)	—		738
Deferred income taxes	181	12	2	(c)	—		195
Prepaid expenses and other current assets	38	81	—		—		119

Total current assets	1,328	681	(2,621)		2,450		1,838
Property, plant and equipment, net	1,301	855	199	(a)(d)	—		2,355
Goodwill, intangible assets, and deferred costs	2,381	401	1,033	(e)	—		3,815
Other assets	1	54	—		—		55

Total assets	$5,011	$1,991	$(1,389)		$2,450		$8,063

Accounts payable	$353	$272	$—		$—		625
Accrued expenses and other current liabilities	302	18	—		—		320
Current portion of long-term debt	39	69	(10	)(f)	21	(f)	119

Total current liabilities	694	359	(10)		21		1,064
Long-term debt	3,669	1,487	(1,475	)(a)(f)	2,429	(f)	6,110
Deferred income taxes	406	50	92	(c)	—		548
Other long-term liabilities	316	99	—		—		415
Redeemable non-controlling interest	13	82	(82	)(a)	—		13
Stockholders’ equity	(87)	(86)	86	(g)	—		(87)

Total liabilities and equity	$5,011	$1,991	$(1,389)		$2,450		$8,063

Berry Plastics Group, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fiscal Year Ended September 27, 2014

($ in millions)

	Berry Historical	Avintiv Historical(1)	Pro Forma Adjustments(2)(3)(4)				Pro Forma
			Transaction		Financings
Net sales	$4,958	$1,708	$—		$—		$6,666
Cost of goods sold	4,190	1,405	6	(i)	—		5,601
Selling, general and administrative	320	280	(5	)(j)	—		595
Restructuring and impairment	30	25	—		—		55
Amortization of intangibles	102	10	48	(k)	—		160

Operating income (loss)	316	(12)	(49)		—		255
Interest expense, net	221	86	(81	)(l)	115	(l)	341
Foreign currency and other, net	(7)	20	—		—		13
Debt extinguishment	35	19	—		—		54

Income (loss) before income taxes	67	(137)	32		(115)		(153)
Income tax expense (benefit)	4	(46)	(21	)(m)	(40	)(m)	(103)

Consolidated net income (loss)	63	(91)	53		(75)		(50)
Income (loss) attributed to non-controlling interests	1	(4)	—		—		(3)

Net income (loss) attributed to the Company	$62	$(87)	$53		$(75)		$(47)

Berry Plastics Group, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Quarterly Periods Ended June 27, 2015

($ in millions)

	Berry Historical	Avintiv Historical(1)	Pro Forma Adjustments(2)(3)(4)				Pro Forma
			Transaction		Financings
Net sales	$3,685	$1,418	$—		$—		$5,103
Cost of goods sold	3,037	1,106	4	(i)	—		4,147
Selling, general and administrative	266	220	(4	)(j)	—		482
Restructuring and impairment	11	2	—		—		13
Amortization of intangibles	70	9	34	(k)	—		113

Operating income (loss)	301	81	(34)		—		348
Interest expense, net	152	83	(79	)(l)	86	(l)	242
Foreign currency and other, net	2	56	—		—		58
Debt extinguishment	94	13	—		—		107

Income (loss) before income taxes	53	(71)	45		(86)		(59)
Income tax expense (benefit)	15	7	(13	)(m)	(30	)(m)	(21)

Consolidated net income (loss)	38	(78)	58		(56)		(38)
Income attributed to non-controlling interests	—	1	—		—		1

Net income (loss) attributed to the Company	$38	$(79)	$58		$(56)		$(39)

Berry Plastics Group, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Quarterly Periods Ended June 28, 2014

($ in millions)

	Berry Historical	Avintiv Historical(1)	Pro Forma Adjustments(2)(3)(4)				Pro Forma
			Transaction		Financings
Net sales	$3,648	$1,210	$—		$—		$4,858
Cost of goods sold	3,076	990	4	(i)	—		4,070
Selling, general and administrative	244	210	(3	)(j)	—		451
Restructuring and impairment	28	17	—		—		45
Amortization of intangibles	77	7	37	(k)	—		121

Operating income (loss)	223	(14)	(38)		—		171
Interest expense, net	168	57	(53	)(l)	86	(l)	258
Foreign currency and other, net	(3)	(6)	—		—		(9)
Debt extinguishment	35	14	—		—		49

Income (loss) before income taxes	23	(79)	15		(86)		(127)
Income tax expense (benefit)	(10)	(45)	(19	)(m)	(30	)(m)	(104)

Consolidated net income (loss)	33	(34)	34		(56)		(23)
Income (loss) attributed to non-controlling interests	—	(2)	—		—		(2)

Net income (loss) attributed to the Company	$33	$(32)	$34		$(56)		$(21)

Berry Plastics Group, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Four Quarterly Periods ended June 27, 2015

($ in millions)

	Berry Historical	Avintiv Historical(1)	Pro Forma Adjustments(2)(3)(4)				Pro Forma
			Transaction		Financings
Net sales	$4,995	$1,916	$—		$—		$6,911
Cost of goods sold	4,151	1,521	6	(i)	—		5,678
Selling, general and administrative	342	290	(7	)(j)	—		625
Restructuring and impairment	13	10	—		—		23
Amortization of intangibles	95	12	46	(k)	—		153

Operating income (loss)	394	83	(45)		—		432
Interest expense, net	205	112	(107	)(l)	115	(l)	325
Foreign currency and other, net	(2)	83	—		—		81
Debt extinguishment	94	18	—		—		112

Income (loss) before income taxes	97	(130)	62		(115)		(86)
Income tax expense (benefit)	29	6	(15	)(m)	(40	)(m)	(20)

Consolidated net income (loss)	68	(136)	77		(75)		(66)
Income (loss) attributed to non-controlling interests	1	(1)	—		—		—

Net income (loss) attributed to the Company	$67	$(135)	$77		$(75)		$(66)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Description of Transaction

On July 30, 2015, the Company entered into a definitive agreement to acquire AVINTIV Inc. (“Avintiv”) for a purchase price of $2.45 billion in cash on a debt-free, cash-free basis. Avintiv is one of the world’s leading developers, producers, and marketers of nonwoven specialty materials used in hygiene, infection prevention, personal care, and high-performance solutions.

Basis of Presentation

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting and was based on the historical financial statements of the Company and Avintiv and has been prepared to illustrate the effects of the Transaction and related financings as if they occurred on the first date of the period presented. The results of the Providência and Dounor acquisitions have been included in operations since June 11, 2014 and March 25, 2015, respectively. However, no pro forma adjustments have been made with respect to their operations prior to the date of acquisition by Avintiv as these acquisitions were not considered significant for Berry per Regulation S-X.

The purchase method of accounting uses fair value concepts for purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed consolidated financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

Accounting Policies

Upon consummation of the Avintiv Transaction, the Company will review Avintiv’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed consolidated financial statements. At this time, the Company is still evaluating Avintiv’s accounting policies but does not believe any potential policy differences would have a material impact on the condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies unless otherwise noted.

Balance Sheet

(a)	This adjustment reflects the reduction in cash expected as a result of the Avintiv Transaction. The following adjustments assume that Avintiv will buyout the Waynesboro operating lease and complete the tender offer for the unowned shares of Providência, (which are referred to as the “Purchase Price adjustments).” For purposes of this pro forma analysis, we have assumed both of these transactions occurred before the completion of the Avintiv Transaction, and all remaining cash was used to pay down existing Avintiv debt, as calculated below. To the extent these Purchase Price adjustments do not occur, the Purchase Price will be adjusted accordingly.

Purchase Price	$2,450
Plus: Waynesboro operating lease buyout	33
Plus: Completion of Providência tender offer	82
Plus: Avintiv voluntary principal payment	72

Total cash outflows	$2,637

(b)	This adjustment relates to the step-up of inventory to fair value based on our preliminary valuation analysis.

(c)	This adjustment reflects the deferred tax impact from recording the preliminary valuation adjustments listed below, partially offset by the release of U.S. federal valuation allowances based on the combined company’s domestic tax position.

	Current	Long term	Total
Intangible preliminary purchase price allocation	$—	$586	$586
Less: Avintiv historical intangible balance	—	(183)	(183)
Inventory step-up to preliminary fair value	14	—	14
Write up of fixed assets to preliminary fair value	—	166	166

	14	569	583
Assumed tax rate	35%	35%	35%

Deferred tax impact from preliminary valuation analysis	5	199	204
Release of federal valuation allowance based on combined company tax position	(7)	(107)	(114)

Net Deferred tax (benefit) adjustment	$(2)	$92	$90

(d)	This adjustment relates to the write up of fixed assets to fair value based on our preliminary valuation analysis ($166 million), as well as the assets to be recorded upon completion of the Waynesboro operating lease buyout ($33 million), as discussed at (a).

(e)	This adjustment reflects our allocation of the excess of the proceeds over the net assets acquired to goodwill and estimated intangible assets ($586 million) based on our preliminary valuation analysis. The final purchase price allocation may differ significantly from the preliminary valuation analysis. Accordingly, the allocation described below is subject to change.

Purchase Price	$2,450
Plus: Purchase Price adjustments (a)	187
Plus: liabilities assumed	510
Less: historical basis of assets	(1,991)
Plus: deferred tax impact of recording the preliminary valuation analysis adjustments partially offset by the net deferred tax impact from releasing of federal valuation allowances	90
Less: inventory (b) and fixed asset (d) adjustments detailed above	(213)

Goodwill and intangible assets adjustment	$1,033

(f)	This adjustment reflects the incurrence of the debt to finance the Avintiv Transaction and repayment of historical Avintiv debt less Capital leases and other debt assumed as part of the Avintiv Transaction.

Second Priority Notes offered hereby, net discount	$391
Term Loan, net discount	2,059

Net debt incurred to finance Avintiv Transaction	$2,450

Less: current portion	(21)

Net long term debt incurred to finance Avintiv Transaction	$2,429

Historical debt, including current portion	$1,556
Less: rollover of Avintiv historical Capital leases and other	(71)

Net debt repaid	$1,485

Less: current portion	(10)

Net long term debt repaid	$1,475

(g)	This adjustment reflects the elimination of Avintiv’s historical equity.

Income Statement

(1)	The statement of operations for the periods presented have been derived from the audited and unaudited historical financial statements of Avintiv. Avintiv historical financial statements include the below reclasses in order to conform the results with the Company’s presentation.

(2)

Year ended September 27, 2014	Avintiv Reported	Amortization	Special Charges	Other Expenses	Avintiv Historical
Cost of goods sold	1,415	(10)	—	—	1,405
Selling, general and administrative	232	—	45	3	280
Special charges	70	—	(70)	—	—
Other expenses	3	—	—	(3)	—
Restructuring and impairment	—	—	25	—	25
Amortization of intangibles	—	10	—	—	10

Three quarters ended June 27, 2015	Avintiv Reported	Amortization	Special Charges	Other Expenses	Avintiv Historical
Cost of goods sold	1,115	(9)	—	—	1,106
Selling, general and administrative	200	—	22	(2)	220
Special charges	24	—	(24)	—	—
Other expenses	(2)	—	—	2	—
Restructuring and impairment	—	—	2	—	2
Amortization of intangibles	—	9	—	—	9

Three quarters ended June 28, 2014	Avintiv Reported	Amortization	Special Charges	Other Expenses	Avintiv Historical
Cost of goods sold	997	(7)	—	—	990
Selling, general and administrative	166	—	39	5	210
Special charges	56	—	(56)	—	—
Other expenses	5	—	—	(5)	—
Restructuring and impairment	—	—	17	—	17
Amortization of intangibles	—	7	—	—	7

Four quarters ended June 27, 2015	Avintiv Reported	Amortization	Special Charges	Other Expenses	Avintiv Historical
Cost of goods sold	1,533	(12)	—	—	1,521
Selling, general and administrative	265	—	29	(4)	290
Special charges	39	—	(39)	—	—
Other expenses	(4)	—	—	4	—
Restructuring and impairment	—	—	10	—	10
Amortization of intangibles	—	12	—	—	12

(3)	The Avintiv Transaction is being accounted for using the purchase method of accounting. The purchase accounting allocations in the Avintiv Transaction will be finalized at a later date and will depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Avintiv Transaction. Final valuation adjustments could include increases or decreases in the allocations of purchase price tangible and intangible assets which could result in increases or decreases to depreciation and amortization, which may be material. The Company has estimated the fair value of inventory and fixed asset and has allocated a portion of the excess purchase price to intangible assets based on our preliminary valuation analysis. A change in fixed assets by $10 million would result in a change in depreciation expense of $1 million assuming an average useful life of nine years for fixed assets. A change in intangible assets by $10 million would result in a change in amortization expense of $1 million assuming an average useful life of ten years for intangible assets.

(4)	This pro forma adjustment only adjusts the Avintiv Transaction. Providência and Dounor acquisitions, which were acquired by Avintiv on June 11, 2014 and April 17, 2015, respectively, and the related financing to fund the acquisitions have been included from the date of acquisition. The Company has not made any pro forma adjustments with respect to their operations prior to the date of acquisition by Avintiv for these acquisitions as they are not material to our results. In addition, we have not reflected Providência’s minority interest in our pro forma adjustments as we have assumed that minority interest will be acquired in connection with the Providência Tender offer. If it is not completed, the impact on our operations would not be material.

(i)	This adjustment relates to the increase in depreciation that would result from a $166 million write-up of tangible assets based on our preliminary valuation analysis. Given the projected depreciation on the adjusted assets, depreciation expense would have increased by $6 million, $4 million, $4 million and $6 million for the year ended September 27, 2014, three quarters ended June 27, 2015, three quarters ended June 28, 2014 and four quarters ended June 27, 2015, respectively.

(j)	This adjustment relates to management, monitoring and advisory fees paid under Avintiv’s management agreement with its equity sponsor, which will terminate upon completion of the Avintiv Transaction.

(k)	This adjustment relates to the incremental amortization that would result from $586 million being allocated to intangible assets based on our preliminary valuation analysis. Given an estimated useful life of ten years, amortization expense would have increased by $48 million, $34 million, $37 million and $46 million for the year ended September 27, 2014, three quarters ended June 27, 2015, three quarters ended June 28, 2014 and four quarters ended June 27, 2015, respectively.

(l)	These adjustments represents the elimination of the historical interest expense of Avintiv and the new pro forma interest expense related to the Avintiv Transaction. The adjustment is as follows:

	Fiscal 2014	Three quarters ended		Four quarters ended June 27, 2015
		June 27, 2015	June 28, 2014
Eliminate historical interest expense	$(81)	$(79)	$(53)	$(107)
Notes offered hereby and Incremental Term Loan(1)	108	81	81	108
Amortization of deferred financing fees and discount	7	5	5	7

	$34	$7	$33	$8

(1)	Represents a blended interest rate assumption on the incremental term loan and the Notes offered hereby. A 0.25% change in the assumed interest rate would change annual interest expense by $6.3 million.

(m)	Reflects the tax expense (benefit) impact of pro forma adjustments at a statutory rate of 35%.